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                                                                     Exhibit 5.1


                       LEGAL OPINION OF WOODBURN & WEDGE


                                September 23, 2004



BBMF Corporation
Room 4302, 43rd Floor
China Resources Building
26 Harbour Road
Wan Chai, Hong Kong SAR


Ladies and Gentlemen:

     This opinion is delivered in connection with a Registration Statement on Form S-8 (the "Registration Statement") of BBMF Corporation, a Nevada corporation (the "Company"), relating to the proposed issuance and sale from time to time, pursuant to the 2004 Stock Option Plan of the BBMF Corporation (the "Plan"), of up to 2,400,000 shares of the Company's Common Stock, $0.001 par value (the "Plan Shares"). As special Nevada counsel for the Company, we advise you as follows:

     We are of the opinion that the Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.

     The Board of Directors of the Company has authorized the issuance and sale of the Plan Shares. When the Plan is approved by shareholders of the Company holding not less than a majority of the voting power of the Company and as provided in the Plan, the Plan Shares, when issued and sold against payment therefor in accordance with the provisions of the Plan and Registration Statement, will be duly and validly authorized and legally issued and will be fully paid and non-assessable.

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     We have examined originals or copies certified or otherwise identified to our satisfaction of such organizational documents of the Company, and such other documents as we have deemed necessary as a basis for the opinions expressed herein. As to certain questions of fact, we have relied, without further investigation, upon certificates of governmental authorities and a Corporate Officer's Certificate, dated of even date herewith. Additionally, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

     The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

     We hereby consent:

     1. To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

     2. To the statements with reference to our firm made in the Registration Statement; and

     3.   To the filing of this opinion as an exhibit to the Registration
          Statement.


                                                     Sincerely,

                                                     WOODBURN and WEDGE



                                                     By:   /s/ Gregg P. Barnard
                                                         -----------------------
                                                            Gregg P. Barnard